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                                                                  EXHIBIT (a)(9)

FOR IMMEDIATE RELEASE                       Contact: James G. Clark
                                                     EVP and CFO
                                                     (858) 617-6080
                                                     jim.clark@edlending.com
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                     EDUCATION LENDING GROUP, INC. ANNOUNCES
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                   PLANS TO AMEND REGISTRATION STATEMENT AND
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                       THE TERMINATION OF EXCHANGE OFFER
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                        OF COMMON STOCK FOR COMMON STOCK
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San Diego, CA. - September 10, 2003 - Education Lending Group, Inc.,
(NASDAQ:EDLG) announced today that it is terminating its tender offer for Education Lending Group common stock that commenced on August 11, 2003, and is amending the related registration statement on Form S-4 that was declared effective by the SEC on August 8, 2003.

The Company intends to file a post effective amendment to the Registration Statement on Form S-3 to convert the Form S-4 registration statement to a resale registration statement on Form S-3 to be used by selling stockholders. The registration statement, as amended, will allow selling stockholders who have purchased common stock, or warrants, or have vested stock options in the Company from private placements to publicly resell, from time to time, Education Lending Group common stock that would otherwise still be subject to the Rule 144 transfer restrictions.

As previously announced, on July 25, 2003, the Company's common stock began trading on the Nasdaq SmallCap Market. Accordingly, the Company is now eligible to use the Form S-3 registration statement for resale transactions by its stockholders.

Robert deRose, Chairman and Chief Executive Officer of Education Lending Group, commented, "we believe the S-3 resale registration will effectively meet the needs of our stockholders going forward".

In the tender offer, the Company was offering to exchange one share of Education Lending Group common stock registered with the Securities and Exchange Commission for each share of Education Lending Group's outstanding common stock. As a result of the termination of the pending exchange offer and the amendment to the related registration statement, none of the shares of the Company's common stock that have been tendered to date will be accepted by the Company for exchange. The Company will instruct its exchange agent, Interwest Transfer Company, Inc., to promptly return all shares of common stock that have already been tendered.

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About Education Lending Group, Inc.
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Education Lending Group, Inc., markets products, services and solutions to the
Federal Guaranteed Student Loan Industry. Education Lending Group, Inc. is a full service provider of financial aid products to students, parents and schools. This includes, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing management, and secondary market loan acquisition services. For more information, visit us at www.educationlendinggroup.com.
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A post effective amendment to the registration statement relating to the resale of the Company's common stock will be filed with the Securities and Exchange Commission. The common stock may not be sold under the registration statement, nor may offers to buy be accepted, prior to the time the post effective amendment becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock by the selling stockholders in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.